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NEWTEKONE, INC.
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4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

May 3, 2024

To My Fellow Shareholders of NewtekOne, Inc.:

Throughout its longstanding history, NewtekOne has always strived to be the One Company for all of your Business Needs® positioning itself as one of the leading business and financial solutions providers for independent business owners operating in each of the 50 states across the United States. Our Company has always focused primarily on building a great business and a great company that offers its clients the tools to become more successful. This focus has always been underscored by our robust menu of business and financial services and solutions. NewtekOne’s decision to transform itself from a Business Development Corporation (“BDC”) into a 1933 Act financial holding company comes with some transformative resistance, which we anticipated. The current business structure is better positioned to absorb the growth of its operations, and management believes that this investment will pay off with future growth in earnings and dividends that will flow through the current structure better than the former BDC structure. Clearly, NewtekOne has embraced this transformative change during the course of 2023, when we began our journey of becoming a financial holding company that owns a nationally chartered bank. Established in 1998, our perseverance through many different economic and operating markets leaves us well positioned and prepared to excel in our new structure going forward.

Recently, we have been asked multiple times why we wanted to purchase a bank. The simple answer that most people expect is that we wanted to obtain access to low-cost deposits and garner additional leverage to grow our business. Although deposit gathering and additional leverage is clearly an asset, we believe the banking function will drive our clients to NewtekOne regularly, and give us free and multiple impressions with our clients on a regular basis. In today’s marketplace, companies that are able to drive their clients to their website and/or portal have a clear advantage to grow their brand. Therefore, we can offer multiple solutions and truly provide value to our customer base and shareholders. We believe that financial institutions and depositories provide great warehouses for data mining and assisting customers with sorting through their various needs. Simply stated, we are striving to be a growth-oriented technology-enabled business solutions company that also provides depository services.

At the cornerstone of this distinct financial-holding-company business model is our in-house developed, proprietary portal, aptly named the Newtek Advantage™. We believe the Newtek Advantage provides NewtekOne’s clients with a tremendous advantage via analytics, relationships, and transactional capabilities that other banks do not provide. Our independent business owner clients most likely visit our portal approximately two-to-five times per week, averaging 12 to 20 times per month, which allows us to make multiple consistent and regular impressions to our clientele. Our objective will be to mutually utilize the Newtek Advantage™ and enhance communication with our customers by creating a destination point through which our clients can learn about the many ways in which we can assist them with growing their revenues, enabling them to become more efficient, and reduce their costs and risks. Additionally, we will also aim to become a central base of knowledge and resources, bringing our clients regular white papers, podcasts, and webinars to provide value-added information, having them further recognize that we are their authority for all their business needs.

Going forward, we expect to be able to partner with other financial institutions and white label our technologies. We plan to partner with other credit unions and financial institutions to monetize the economic advantage of the technologies and systems that we have built. We do not believe this value is currently reflected in our stock price. For example, when a client is approved for a loan, the data is automatically transmitted to a digital account opening, allowing us to approve the fully compliant commercial demand-deposit account, simultaneously provide a payroll quote, and many insurance quotes for coverages like life, and property and casualty insurance. This process enables us to make an instant offer without having to ask the customer any additional questions and/or fill out additional applications. These types software systems and processes are very valuable and we will cover this in a more detailed manner during our first quarter 2024 conference call which will be recorded and archived on our corporate website.

When we look at the banking industry today, we are incredibly optimistic and we believe we are on the forefront of the evolution within the financial services industry; an industry that is largely defined by taking deposits and originating loans. Credit union and bank-industry participants try to garner the favor of the customer base by simply performing these two functions, which we believe creates a large opportunity for us to further service the customer, adding unmatched value to their business operations. Not only do we believe we can deliver these solutions, we believe we can add even more to our clients’ experience through our model that predicates itself on relationship and solutions specialists available in real-time, on camera,

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

24-hours-a-day, seven-days-a-week, 365-days-a-year, without the use of brokers, bankers, branches, or business development officers, therefore doing it more cost effectively. What sets us apart is that our business model enables us to offer enhanced solutions to help our business clients through the following:

1.Giving our clients unlimited document storage versus spending money with Dropbox™ or other providers to reduce their cost and potentially enhance their security.
2.Offer our clients free security assessments for all of their information technology (“IT”) infrastructure on a regular and routine basis.
3.Offer our clients a free evaluation for their own personal home, auto, and business insurance coverages, on a regular and routine basis, to ensure sure they have the best coverage at the best price.
4.Give our clients free real-time updates on all important web-traffic information such as total visitors, unique visitors, bounce rate, and average time on website, without leaving our business portal
5.Enable our clients to receive all of their merchant processing daily batch information in the portal relating to refunds, chargebacks, debit versus credit, Visa® versus MasterCard®, as well as analyze this information on a year-over-year, quarter-over-quarter analytical basis.
6.Give our clients the types of relationships that they do not currently have with their financial institution. At NewtekOne, they would have one point of contact, through the use of the Newtek Advantage™, compared to many points of contact from different providers in areas such as depository questions, lending, payroll and benefits, insurance, IT, payment processing, and bill-pay information.
7.Enable our business clients, as they are examining their banking information through the Newtek Advantage, to make payroll directly through the business portal by using Newtek Payroll Solutions instead of using an outside service. Our goal is to consolidate and condense the best-priced business services and as many business activities into the Newtek Advantage for our clients.
8.We launched Newtek Accounting1 at the end of 2023, which is powered by 1-800Accountant, to enable our clients to receive a free tax-savings analysis as well as accounting analysis, which typically results in cost savings and increased efficiencies. Herein lies another example of how NewtekOne, through the Newtek Advantage, helps its client’s grow revenue, reduce their costs and risks, thereby making them more efficient.

Again, we believe being able to provide this robust menu of services and solutions, in one portal, cost effectively, truly sets us apart in the market. We are focused on return on tangible common equity (“ROTCE”), return on average assets (“ROAA”), and not assets under management and coupon clipping on which traditional banks focus. A full year 2023 efficiency ratio at our bank subsidiary, Newtek Bank, of approximately 50%, with the ability to decrease that figure from that point, makes our business model both attractive and scalable and we believe places us in an enviable position in the industry. Our differentiated business model, which has successfully performed these value-added solutions for our client base throughout our history, with our staff working remotely around-the-clock, historically has been one of the many aspects of our ‘secret sauce.’ Since our inception in 1998, and establishing ourselves as a publicly traded company in 2000, we believe we have had a tremendous head start compared to those attempting to emulate and replicate our unique position in the small- and medium-sized business market, and independent-business-owner market. In 2023, we successfully accomplished accepting deposits remotely, opening over 6,000 depository accounts, transferring our lending operations into NewtekBank from our non-bank lending subsidiaries and portfolio companies, which in turn has enabled us to reduce our cost of funding without the leverage constraints of our former BDC structure. When viewing the ROAA's and ROTCE's of Newtek Bank and NewtekOne, we have been able to generate industry-leading performance metrics. Banks do not typically generate ROAA’s in excess of 1.25% to 1.5%, where Newtek Bank achieved a ROAA of approximately 5.7% in 2023. Further, ROTCE by industry leaders, which are typically in the high-teen percentages, is lower compared to our ROTCE at NewtekBank, which was in the mid-30 percentage range for 2023. Coupling those above-average industry returns with a low-cost infrastructure, we believe will propel our success into the future and, most importantly, will be able to accomplish this in a manner that is in compliance with federal and state law, in addition to qualifying for compliant examinations by the Office of the Comptroller of the Currency and the Federal Reserve.

The nature of the banking industry as we currently view it is to feast on the marketplace by obtaining deposits in either non-interest-bearing accounts or in below-market interest-rate-bearing accounts. We believe in the concept that a depository account is essentially a similar vehicle for money placement, due to the FDIC insurance, as a government-guaranteed secured location for your money. With U.S. Treasury Bills, as well as government-guaranteed money market accounts currently yielding over 5%, the question becomes what is the differentiator that a bank should pay its depositors for the ability to move money, write checks, and give them additional depository services versus just investing in short-term government-guaranteed U.S. Treasury Bills, or government-guaranteed money-market accounts. At NewtekOne, our goal through the Newtek Advantage is to offer a myriad of business and financial services and solutions to earn the discount from what we call the risk-free rate from a

4800 T-Rex Avenue
Suite 120
Boca Raton, FL 33431
(855) 284-3722 | www.newtekone.com

government-guaranteed investment instrument. The Newtek Advantage is truly an advantage for our clients to gain additional services to make their business more profitable and more efficient.

Due to the ability to transfer money on a smartphone without having to go into a bank branch, the historic business model of our competition in this industry, which is to receive deposits that are non-interest bearing at low-interest cost, and invest in low-risk, low-margin consumer or business-based assets, will make it extremely difficult for our competition to drive higher returns on equity, or returns on assets. As a matter of fact, the market is experiencing this phenomenon today as net interest margins are not only stagnant but compressing. As such, our industry must look at different ways to achieve returns on equity that are currently different than the highly competitive low margin, little-to-no-risk assets that they are investing in today to earn a margin over their cost of funds. If you observe our business model, you will notice it provides multiple streams of income from its lines of businesses, generating a significant amount of non-interest income revenue that is non-banking income and reoccurring at our Newtek Payments, Newtek Insurance, Newtek Payroll and Newtek Technology vertical businesses, all of which require minimal capital investment. In a perfect world, we would originate loans for sale and reduce our balance sheet needs as much as possible, and therefore not operate like a traditional bank or bank holding company, but achieve higher ROTCE and ROAA. It's also important to note, that we never looked like a traditional BDC and, during the early years of our life as a BDC, we traded at a material discount to net asset value. As the investment community became familiar with our business model, we were one of the few (four or five out of 30 publicly traded BDCs) BDC's at the time that traded at a premium to net asset value.

We believe our business model is misunderstood in the current equity and capital markets and, notably, this is not the first time we have experienced our differentiated business model being misunderstood. When we first converted into a BDC in November of 2014, we were not a traditional BDC (1940s Act company). Comparatively, now we do not look like any other traditional bank holding company owning a nationally chartered bank. When the analyst and investment community analyze our financial and operational metrics and observe our distinct business model, it does not neatly and conveniently fit into their typical business and financial model framework and projections, of which most of the industry is based upon.

As of the date of this letter, the Company is forecasting full year 2024 EPS in a range of $1.80 to $2.00 per basic and diluted common share. Notably, at the midpoint of the range at $1.90 per share, and NewtekOne’s closing stock price of $11.36 on April 12, 2024, the forward price-to-earnings ratio is modest at 6x. Furthermore, for the year ended December 31, 2023, NewtekOne achieved a common equity Tier-1 capital (CET1) ratio of 16.2%, a total capital ratio of 19.1%, and a leverage ratio of 13.6%. As such, we believe we have the equity to continue to grow our business, pay an attractive market dividend, and grow our retained earnings. We declared $0.72 per share in dividends in 2023, which equated to $0.18 per share per quarter. On April 15, 2024, we paid a quarterly cash dividend of $0.19 per share on the outstanding common stock of NewtekOne. This represents a 5.5% increase over the $0.18 per share quarterly dividend declared in December 2023.

We are used to operating out of the confines of the norm, and excelling in this regard. Throughout our history, we have never fit into a typical category or box, per se, and have always operated with a differentiated and distinct business model. And while it has not always been easy, we have always persevered and proven to the investment and analyst community that our position in the market, coupled with a seasoned executive management team, has allowed us to deliver overall strong results and ultimately deliver above-average returns to our shareholders. We believe our new structure and operating market will ultimately lead to that same result as we continue to grow our business, post above-average industry metrics and consistently deliver unmatched financial and business solutions to our customers, as we have always done. Our model has been purposefully developed over the span of two decades, and we are now excited to showcase it in our new financial and operational structure. I look forward to continuing to deliver strong results and increased returns to my fellow shareholders, and I am extremely excited for our future in 2024 and beyond.

Sincerely,

/s

Barry Sloane
CEO, President, Chairman & Founder, NewtekOne, Inc.

1All accounting services are to be provided by 1-800Accountant. 1-800Accountant is not an affiliate of NewtekOne. NewtekOne does not provide accounting or tax advice or service.